EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2008 (January 5, 2009 as to the effects of the 2008 discontinued operations described in Note 21), relating to the financial statements of Behringer Harvard REIT I, Inc. and subsidiaries (“the Company”) appearing in the Current Report on Form 8-K of the Company dated January 5, 2009, our report dated March 31, 2008, relating to the financial statement schedules of the Company appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas
January 5, 2009